UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 Or 15 (d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 11, 2009

JMG Exploration, Inc.

(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	001-32438 (Commission File Number)	20-1373949 (IRS employer identification no.)
180 South Lake Ave. Seventh Floor Pasadena, CA	91101
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(626) 792-3842

 (Registrant’s former name or former address, if changed since last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 11, 2009, JMG entered into a Settlement Agreement between Newco Group Ltd. (“Newco”), and Iris Computers Ltd. (Iris) in regards to a defaulted $3 million loan to Newco. The Settlement Agreement provides that all rights, claims and demands of all parties are settled in full upon JMG’s surrender of 1,427,665 shares of Iris held as collateral for the loan and JMG’s receipt of $1,900,000. Payment to JMG is to occur within one week of receiving statutory approvals required by Indian laws or  December 1, 2009, whichever is later. JMG will record a gain on settlement of $750,000 in the 4th quarter of 2009.

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers.

Reg Greenslade resigned as Chairman on November 11, 2009 and will no longer serve as a director. Mr. Greenslade did not resign due to a disagreement with the registrant. Mr. Joseph Skeehan will replace Mr. Greenslade as Chairman.

Mr. Skeehan resigned as Chief Executive and Financial Officer effective December 15, 2009. Mr. Skeehan did not resign due to a disagreement with the registrant. Justin Yorke will replace Mr. Skeehan as Chief Executive and Financial Officer.

Item 8.01 Other Events.

On November 13, 2009, JMG agreed to purchase 250,000 shares of JMG common stock for US $0.12 cash per share from JED Oil Inc. JED is a Canadian company affiliated through common stock ownership and management that filed for and obtained protection from its creditors under the Companies’ Creditors Arrangement Act as of August 14, 2008. Thomas Jacobsen is a director of JMG and is Chief Executive Officer and a director of JED, and Justin Yorke is Chairman of the JED board of directors. JMG management considers the repurchase of 250,000 shares of common stock, which represent approximately 4.8% of outstanding common shares, for a total of $30,000 was a cost effective means of increasing shareholder value.

Item 9.01    Financial Statements and Exhibits.

On July 22, 2008, JMG Exploration, Inc. issued a press release reporting that Newco Group Ltd. has failed to repay a $3 million loan and accrued interest and fees that were due July 10, 2008 and that on July 22, 2008 JMG issued a formal notice of default. A copy of that press release is attached to this report as Exhibit 99.1.

 (c) Exhibits

Exhibit No.	Description
99.1	Press Release dated November 11, 2009

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2008	JMG Exploration, Inc.
/s/ Joseph W. Skeehan
Joseph W. Skeehan Chief Executive Officer

3